                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement"), dated as of May 21, 2001, is entered into by and between Liberty Livewire Corporation, a Delaware corporation (the "Company"), and George C. Platisa ("Executive").

                                  INTRODUCTION

        The Company and its operating subsidiaries ("Affiliates") are engaged in the business of providing technical and creative services to the entertainment industry. The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                            EMPLOYMENT; TERM; DUTIES

        1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Executive Vice President and Chief Financial Officer of the Company.

        1.2 Term. Subject to Article IV below, Executive's employment hereunder shall be for a term of five (5) years commencing on the date hereof and expiring at the close of business on the day prior to the fifth anniversary of the date hereof (the "Term"). Upon the natural expiration of the Term, and provided that this Agreement has not previously been terminated pursuant to the terms of
Article IV, Executive shall continue to perform his duties as Chief Financial Officer of the Company in accordance with the terms and conditions provided herein; provided, however, that, from and after the natural expiration of the Term, Executive shall be deemed an at-will employee of the Company (such period shall hereinafter be referred to as the "At-Will Period"). During the At-Will Period, termination of Executive's employment shall be governed by the terms of
Section 4.6 below.

        1.3 Duties. During the Term and the At-Will Period, Executive shall perform such executive duties for the Company and/or its Affiliates, consistent with his position hereunder, as may be assigned to him from time to time by the Chief Executive Officer of the Company. Executive shall devote his entire productive business time, attention and energies to the performance of his duties hereunder. Executive shall perform his duties principally in Los Angeles County, California. Executive shall use his best efforts to advance the interests and business of the Company and its Affiliates. Executive shall abide by all rules, regulations and policies of the Company, as may be in effect from time to time. Notwithstanding the foregoing, Executive may act for his own account in passive-type investments as provided in Section 5.3, or as a member of boards of directors of other companies, where the time allocated for those activities does not materially interfere with or create a conflict of interest with the discharge of his duties for the Company.

        1.4 Reporting. Executive shall report directly to the Chief Executive Officer of the Company.

        1.5 Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his exclusive services to the Company during the Term or the At-Will Period.

                                   ARTICLE II

                                  COMPENSATION

        2.1 Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.

        2.2 Base Salary. The base salary shall be an annual salary of $400,000 (the "Base Salary"), payable by the Company in accordance with the Company's normal payroll practices applicable to senior executives but no less frequently than monthly. The Base Salary will, at the request of Executive, be reviewed annually during the Term for increase in the sole discretion of the Chief Executive Officer. The Base Salary shall not be decreased at any time, or for any purpose, during the Term without Executive's prior written consent.

        2.3 Signing Bonus. Upon execution of this Agreement, the Company shall pay Executive a signing bonus in the amount of Fifty Thousand Dollars ($50,000).

        2.4 Bonus. In addition to the Base Salary, the Company may make discretionary bonus payments to Executive, under such terms, conditions and requirements as may be determined by the Company's Chief Executive Officer in his sole discretion.

        2.5 Deductions. The Company shall deduct from the compensation described in Sections 2.2, 2.3, and 2.4 any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

        2.6 Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.4 in respect of any period during which Executive is disabled (as contemplated in Section 4.5) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.



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

                                   ARTICLE III

                               BENEFITS; EXPENSES

        3.1 Benefits. During the Term and the At-Will Period, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other senior executive employees as a group, subject to the terms and conditions of any such plans. Executive's participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company.

        3.2 Expenses. The Company agrees that Executive is authorized to incur reasonable expenses in the performance of his duties hereunder and in promoting the business of the Company. The Company shall from time to time pay or reimburse Executive for the reasonable and necessary expenses incurred by Executive in connection with the performance of his duties hereunder if such expenses have been previously approved by the Company or if reimbursement is otherwise appropriate in accordance with the Company's established policies and if the Company receives such verification thereof as the Company may require in order to qualify such expenses as deductible business expenses.

        3.3 Vacation. Executive shall accrue a total of one hundred sixty (160) hours of vacation per year following the date of this Agreement. If, at any time during his employment, Executive accumulates two hundred (200) hours of earned but unused vacation time, Executive will cease to be covered by the Company's vacation policy and will not earn, vest or accrue additional vacation time until he has taken the previously earned vacation. Executive will again be covered by the Company's vacation policy and will earn, vest and accrue paid vacation time to the extent he uses the previously earned vacation. Upon termination of Executive's employment, any accrued but unused vacation time will be paid to Executive.

        3.4 Key Man Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive's failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.

        3.5 Stock Options. Subject to the adoption by the Board of Directors of a stock option plan (the "Plan") for the Company and the approval of such Plan by the Company's shareholders, the Company shall grant to Executive an option (the "Option") to purchase 250,000 shares of the Company's Class A common stock, par value $.01 per share. The Company agrees to use reasonable efforts to have the Plan adopted and approved within six (6)

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months following the date of this Agreement. The exercise price shall, at the election of the Company, be an amount equal to either (i) the closing market price of the Company's Class A common stock on the date of the grant, or (ii) such other price which is no less favorable than that granted to similarly situated executives of the Company, but in no event less than Seven Dollars ($7.00) per share. The Option shall vest in accordance with the terms of the Plan. The other terms and conditions of the Option shall be set forth in a stock option agreement (the "Stock Option Agreement") in the form customarily utilized by the Company for the grant of options to similarly situated executives.

        Notwithstanding the foregoing, the following shall apply:

        (a) All shares covered by the Option shall immediately vest and become exercisable upon the occurrence of a Change in Control (as defined in Section
4.4 below) of the Company.

        (b) Upon the occurrence of a Termination Without Cause (as defined in Section 4.2 below) or a Termination With Good Reason (as defined in Section 4.3 below), the shares covered by the Option shall vest and become exercisable in accordance with the following schedule:

               (i)    If the termination takes place during the initial twelve
                      (12) months of the Term, then twenty-five percent (25%) of the shares covered by the Option shall be deemed vested. All unvested shares shall terminate.

               (ii) If the termination takes place after the expiration of the initial twelve (12) months of the Term, but prior to the expiration of the thirty-sixth (36th) month of the Term, then fifty percent (50%) of the shares covered by the Option shall be deemed vested. All unvested shares shall terminate.

               (iii) If the termination takes place at any point thereafter (i.e., after the expiration of the initial thirty-six (36) months of the Term), then the greater of (A) seventy-five percent (75%) of the shares covered by the Option or (B) such amount as otherwise would be deemed vested pursuant to the terms of the Plan, shall be deemed vested. All unvested shares shall terminate.

        (c) In the event that Executive incurs a termination of employment pursuant to (i) a Termination Without Cause, (ii) a Termination With Good Reason, (iii) a Termination Upon Change in Control (as defined in Section 4.4 below), or (iv) the termination by the Company of Executive's employment for any reason during the At-Will Period, then any portion of the Option that has become vested on or before the date of such termination (including, without limitation, any portion that becomes exercisable due to such termination) shall remain exercisable for twenty-four (24) months following the date of such termination.

        (d) In the event that (i) Executive incurs a Termination With Cause (as defined in Section 4.1 below), (ii) Executive incurs a termination for death or Disability (as defined in Section 4.5 below), (iii) Executive resigns without "Good Reason" prior to the expiration of the

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Term, or (iv) Executive resigns for any reason during the At-Will Period, then any portion of the Option that has become vested on or before the date of such termination (including, without limitation, any portion that becomes exercisable due to such termination) shall be exercisable in accordance with the terms of the Plan.

        (e) Notwithstanding anything else to the contrary provided herein, the Option shall terminate on the expiration date provided in the Stock Option Agreement, if not already expired.

                                   ARTICLE IV

                         TERMINATION; DEATH; DISABILITY

        4.1 Termination of Employment With Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate his employment hereunder without any further liability or obligation to him in respect of his employment (other than its obligation to pay Base Salary and vacation time accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above) if Executive: (a) breaches any material provision of this Agreement; or (b) has committed an act of gross misconduct in connection with the performance of his duties hereunder, as determined in good faith by the Chief Executive Officer of the Company; or (c) demonstrates habitual negligence in the performance of his duties, as determined by the Chief Executive Officer of the Company; or (d) is convicted of or pleads nolo contendere to any felony; or (e) is convicted of or pleads nolo contendere to any misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has an adverse or detrimental effect on the Company, its reputation, or its business, as determined by the Chief Executive Officer of the Company; or
(f) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder (a "Termination With Cause").

               Notwithstanding the foregoing, no purported Termination With Cause pursuant to (a), (b) or (c) of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Chief Executive Officer of the intention to effect a Termination With Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Cause is based; and (ii) Executive shall have five (5) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Chief Executive Officer.

        4.2 Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice to him (a "Termination Without Cause"). In such event, the Company shall pay Executive an amount equal to the sum of the following:

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               (a)    any Base Salary and vacation time accrued but unpaid as of the date of termination;

               (b) an amount equal to Executive's monthly Base Salary in effect on the date of termination for a period of twenty-four (24) months, payable as and when such amounts would have been due and payable hereunder had such termination not occurred (the "Severance Period"); and

               (c)    any reimbursement for expenses incurred in accordance with
                      Section 3.2.

               In addition, the Company shall use its best efforts to arrange for the continuation, through the Severance Period, of such health and/or medical benefits or plans as are in effect with respect to Executive as of the date of termination, if and only if permissible under such plans, such benefits and plans to be continued on the same terms and conditions as were in effect with respect to Executive as of the date of termination. If not so permissible, the Company shall pay to Executive an amount sufficient to enable Executive to arrange for substantially equivalent health and/or medical coverage during the Severance Period.

               Executive acknowledges that the payments and benefits referred to in both Section 3.5 and this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.2, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this
Section 4.2, and that except for such payments or benefits the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

        4.3 Termination of Employment With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of Executive: (a) a reduction in Executive's then current Base Salary; (b) the relocation by the Company of Executive's principal place of employment to a location more than 50 miles from such principal place of employment; or (c) a breach by the Company of any material provision of this Agreement (a "Termination With Good Reason").

               Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to this Section 4.3 shall be effective unless all of the following provisions shall have been complied with: (i) the Company shall be given written notice by Executive of the intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than ninety (90) days after Executive first learns of such circumstances; and (ii) the Company shall have fifteen (15) days after receiving such notice in which to cure such grounds, to the extent such cure is possible.

               In the event that a Termination With Good Reason occurs, Executive shall have the same entitlement to the amounts and benefits as provided under Section 4.2 for a Termination Without Cause.

               Executive acknowledges that the payments and benefits referred to in both Section 3.5 and this Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.3, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this
Section 4.3, and that except for such payments or benefits the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

        4.4 Termination of Employment Upon Change in Control. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of a "Change in Control" (as that term is defined below) of the Company during the Term, by delivering written notice to the Company no later than one hundred eighty (180) days following the occurrence of the Change in Control (a "Termination Upon Change in Control").

               In the event that a Termination Upon Change in Control occurs, Executive shall have the same entitlement to the amounts and benefits as provided under Section 4.2 for a Termination Without Cause.

               Executive acknowledges that the payments and benefits referred to in both Section 3.5 and this Section 4.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.4, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this
Section 4.4, and that except for such payments or benefits the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

               For the purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon the happening of any one of the following events; provided, however, THAT NOTWITHSTANDING THE OCCURRENCE OF ANY SUCH EVENT, NO "CHANGE IN CONTROL" SHALL BE DEEMED TO HAVE OCCURRED IF OR SO LONG AS THE LIBERTY MEDIA GROUP (AS DEFINED AT ITEM (a)(i) OF THIS SECTION 4.4) IS THE SINGLE LARGEST HOLDER OF THE COMBINED VOTING POWER OF THE THEN OUTSTANDING VOTING SECURITIES OF THE COMPANY:

               (a) the acquisition by any Person (as defined below) of beneficial ownership of greater than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company. For purpose of this Agreement, the term "Person" shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Liberty Media



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                      Corporation or AT&T Corp. or any entity or group of
                      entities which control, are controlled by, or are under common control with, Liberty Media Corporation or AT&T Corp. (collectively, the "Liberty Media Group"), (ii) the Company or any of its subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or
                      (v) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company;

               (b) the consummation by the Company of a reorganization, merger, consolidation, (in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own greater than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities) or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

               (c) the consummation by the Company of a Rule 13e-3 transaction (as such term is defined under Rule 13e-3 of the Exchange Act) or a transaction which otherwise results in the Company's Common Stock ceasing to be required to be registered under the Exchange Act.

        4.5 Death; Disability. In the event that Executive dies or becomes Disabled (as defined herein) during the Term, Executive's employment shall terminate when such death or Disability occurs and the Company shall pay Executive (or his legal representative, as the case may be) as follows:

               (a) any Base Salary and vacation time accrued but unpaid as of the date of death or termination for Disability;

               (b)    any reimbursement for expenses incurred in accordance with
                      Section 3.2.; and

               (c) an amount equal to Executive's monthly Base Salary in effect on such termination date for the lesser of (i) six
                      (6) months or (ii) the remainder of the Term, payable as and when such amounts would have been due and payable hereunder had such termination not occurred. The monthly Base Salary with respect to any period during which Executive is Disabled shall be reduced by amounts payable to him under any insurance plan sponsored by the Company, provided that Executive's aggregate



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                      compensation during the period of Disability shall be
                      equal to 100% of his monthly Base Salary then in effect.

               For the purposes of this Agreement, Executive shall be deemed to be "Disabled" or have a "Disability" if, because of Executive's physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive's perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive's Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company's right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.

               Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive's request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive's request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive's employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence or termination, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence or termination. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.

               Executive acknowledges that the payments referred to in both
Section 3.5 and this Section 4.5, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.5, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and that except for such payments the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

        4.6 Termination During At-Will Period. During the At-Will Period (as defined in Section 1.2 above), either the Company or Executive may terminate Executive's employment at any time upon delivery of at least forty-five (45) days prior written notice to the other party.

        In the event of termination by Executive of Executive's employment during the At-Will Period, the Company shall pay Executive an amount equal to the sum of (a) any Base



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
Salary accrued but unpaid as of the date of termination, and (b) any reimbursement for expenses incurred in accordance with Section 3.2.

               In the event of termination by the Company of Executive's employment during the At-Will Period, the Company shall pay Executive an amount equal to the sum of the following:

               (x) any Base Salary and vacation time accrued but unpaid as of the date of termination;

               (y) an amount equal to Executive's monthly Base Salary in effect on the date of termination for a period of twenty-four (24) months, payable as and when such amounts would have been due and payable hereunder had such termination not occurred; and

               (z)    any reimbursement for expenses incurred in accordance with
                      Section 3.2.

               Executive acknowledges that the payments and benefits referred to in both Section 3.5 and this Section 4.6, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.6, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment during the At-Will Period, and that except for such payments or benefits the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

               Nothing in this Section 4.6 shall in any way limit or impair the Company's right to terminate Executive during the At-Will Period in accordance with the provisions of Section 4.1 above (i.e., Termination With Cause).

        4.7 No Mitigation by Executive. Except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer's plans, Executive's continued benefits and/or plan coverage as set forth in Section 4.2, 4.3, or 4.4, as the case may be, shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer's plans.

        4.8 Continued Compliance. Executive and the Company hereby acknowledge that the amounts or benefits payable by the Company under Sections 4.2(b), 4.3, 4.4, 4.5(c), and 4.6 are part of the consideration for Executive's undertakings under Article V below. Such amounts and benefits are subject to Executive's continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to make any of the payments that remain payable by the Company under Sections 4.2(b), 4.3, 4.4, 4.5(c), and 4.6 on or after the date of such violation.



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                                    ARTICLE V

              OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE;
                                 NON-COMPETITION

        5.1 Ownership of Proceeds of Employment. The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive's services, work and labor during the Term and the At-Will Period in connection with Executive's employment by the Company, free and clear of any and all claims, liens or encumbrances. All results and proceeds of Executive's services, work and labor during the Term and the At-Will Period shall be deemed to be works-made-for-hire for the Company within the meaning of the copyright laws of the United States and the Company shall be deemed to be the sole author thereof in all territories and for all purposes.

        5.2 Non-Disclosure of Confidential Information. As used herein, "Confidential Information" means any and all information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including "know-how", ideas, concepts, research, processes, and plans. "Confidential Information" does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term, the At-Will Period or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law (in which event Executive shall give prior written notice to Company and shall cooperate with Company and Company's counsel in complying with such legal requirements). Promptly upon the expiration or termination of Executive's employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

        5.3 Non-Competition. Executive shall not, for so long as he is entitled to compensation under or pursuant to this Agreement (whether or not he is actively employed by the Company hereunder), directly or indirectly: (a) compete with the Company; or (b) be interested in, employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its



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

business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is "publicly held," and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

               For purposes of this Section 5.3, (i) the term "Competing Entity" shall mean any entity which presently or during the period referred to above engages in any business activity the Company is then engaged in or proposes to be engaged in; and (ii) the term "Territory" shall mean any geographic area in which the Company conducts business during such period.

               Notwithstanding anything in this Section 5.3 to the contrary, during the Severance Period (as that term is defined in Section 4.2 above), Executive shall not be deemed to be in violation of this Section 5.3 unless the Company reasonably believes that Executive's actions or conduct (as enumerated above) will result in a material adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise), or prospects of the Company.

        5.4 Non-Solicitation. Executive shall not, for a period of two (2) years from the date of any termination or expiration of his employment hereunder, directly or indirectly: (a) solicit or hire, or attempt to solicit or hire, any employee of the Company, or assist any person, firm or corporation in doing so or attempting to do so; or (b) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive's interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (c) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.

        5.5 Breach of Provisions. In the event that Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.

        5.6 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

        5.7 Definition. For purposes of this Article V, the term "Company" shall be deemed to include any subsidiary of, affiliate of, predecessor to, or successor of the Company.

                                   ARTICLE VI

                                  MISCELLANEOUS

        6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns; provided that the rights and obligations of Executive hereunder shall not be assignable by him.

        6.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three
(3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.2:

               (a)    If to the Company:

                      Liberty Livewire Corporation
                      520 Broadway, 5th Floor
                      Santa Monica, CA  90401
                      Attention:  Robert T. Walston, CEO
                      Fax No.:  (310) 434-7007

                      With a copy to:

                      Liberty Livewire Corporation
                      520 Broadway, 5th Floor
                      Santa Monica, CA  90401
                      Attention:  Marcus O. Evans, General Counsel
                      Fax No.:  (310) 434-7005

               (b)    If to Executive:

                      George C. Platisa
                      4331 Chula Senda Lane
                      La Canada, CA  91011
                      Fax No.:  (818) 790-6332

        6.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

        6.4 Confidentiality. The parties hereto agree that they will not, during the Term, the At-Will Period or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party or as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.

        6.5 Arbitration. Any controversy, claim or dispute arising out of or in any way relating to this Agreement, the alleged breach thereof, and/or Executive's employment with the Company or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, shall be determined by binding arbitration administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes ("Rules") which are in effect at the time of the arbitration or the demand therefor. The Rules are hereby incorporated by reference. California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code section is also hereby incorporated by reference. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration shall be commenced and heard in Los Angeles County, California. The arbitrator(s) shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. Judgment on the award may be entered in any court of competent jurisdiction, even if a party who received notice under the Rules fails to appear at the arbitration hearing(s). The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief, including, without limitation, the terms of any permanent injunction, shall be determined by arbitration under this paragraph.

        6.6 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

        6.7 Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company's Employee Manual or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive's employment are not covered in this Agreement, the terms and conditions set forth in the Employee Manual or any similar document shall control such terms.

        6.8 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive's employment, express or implied, other than to the extent expressly provided for herein.

        6.9 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

        6.10 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

        6.11 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

        6.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    "COMPANY"

                                    LIBERTY LIVEWIRE CORPORATION,
                                    a Delaware corporation

                                    By: /s/ Robert T. Walston
                                        ----------------------------------------
                                        Robert T. Walston
                                        Chief Executive Officer

                                    "EXECUTIVE"


                                    /s/ George C. Platisa
                                    --------------------------------------------
                                    George C. Platisa